EXHIBIT 2(1)

                                Opinion and Consent of
                    Hodgson, Russ, Andrews, Woods & Goodyear, LLP

                    HODGSON, RUSS, ANDREWS, WOODS & GOODYEAR, LLP
                                  1800 One M&T Plaza
                               Buffalo, New York 14203
                                    (716) 856-4000
                                 Fax: (716) 849-0349



                                        April 22, 1997



          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, D.C. 20549


          Ladies/Gentlemen:

                    Re: Rand Capital Corporation -- Registration Statement on Form N-2

                    We are acting as special counsel to Rand Capital Corporation, Inc., a New York corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended (the "Act") and the Rules and Regulations thereunder (the "Rules") of 1,791,122 shares of the Company's Common Stock, par value $.10 per share (the "Shares") for sale by the selling shareholders as set forth in the prospectus (the "Prospectus") forming a part of the above captioned registration statement (the "Registration Statement"). This letter is being delivered to you at the request of the Company.

                    This letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of
          Business Law (1991) (the "Accord").   As a consequence, this
          letter is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this letter is to be read in conjunction with the Accord.

                    In this letter, any capitalized term not defined in this letter but defined in the Accord has the meaning given it in the Accord. The law covered by the opinions expressed in this letter is limited to the Law of the State of New York.

                    The opinion set forth in this letter is subject to the following qualifications. Such opinion is based upon (1) our review of (a) originals, or copies authenticated to our satisfaction, of the Company's Certificate of Incorporation, as amended, its by-laws, as amended, and records of certain of its corporate proceedings, (b) a specimen of the common share certificate (the "Certificate") to be used for the Shares and (c) such other certificates, opinions and instruments we have deemed necessary and (2) such review of published sources of law as we have deemed necessary. We have assumed that when the Shares are sold appropriate certificates in the form of the Certificate evidencing the Shares will be properly executed.

                    Based upon the foregoing, it is our opinion that the Shares have been duly authorized, and assuming no change occurs in the applicable law or pertinent facts, when the Shares are sold or otherwise transferred by the Selling Shareholders as provided in the Prospectus, the Shares will be legally issued, fully paid and non-assessable.

                    We hereby consent to the filing of this opinion as Exhibit (l) to the Registration Statement.

                                        Very truly yours,

                         HODGSON, RUSS, ANDREWS, WOODS & GOODYEAR, LLP

                              By:  S/Ward B. Hinkle
                                 ______________________________
                                   Ward B. Hinkle

          /mau